Exhibit 4.1

EIGHTH SUPPLEMENTAL INDENTURE

This Eighth Supplemental Indenture, dated as of July 31, 2007 (this “Supplemental Indenture”), among K2 Inc. (together with its successors and assigns, the “Company”), each subsidiary guarantor under the Indenture referred to below (collectively, the “Subsidiary Guarantors”) and U.S. Bank National Association, as Trustee under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of July 1, 2004 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 7 3/8% Senior Notes due 2014 of the Company (the “Notes”);

WHEREAS, there are now outstanding under the Indenture Notes in the aggregate principal amount of $200,000,000;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of April 24, 2007, by and among Jarden Corporation, a Delaware corporation (“Jarden”), K2 Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Jarden (“Merger Sub”) and the Company pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company, with the Company continuing as a wholly-owned subsidiary of Jarden (the “Merger”);

WHEREAS, in connection with the Merger and at the request of Jarden, the Company has commenced an offer to purchase for cash any and all of the outstanding Notes (the “Offer”) upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated July 18, 2007, as the same may be amended, supplemented or modified (the “Statement”);

WHEREAS, in connection with the Offer, the Company is soliciting the consents of the holders of Notes (the “Holders”) to certain proposed amendments to the Indenture the Company desires to effect, as set forth in Article I below (the “Proposed Amendments”);

WHEREAS, Section 9.2 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture without notice to any holder of the Notes but with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); and

WHEREAS, the Company has received and delivered to the Trustee the requisite consents to effect the Proposed Amendments under the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.1. Amendments to Articles III, IV and VI of the Indenture. Upon written notification to the Trustee by the Company that it has accepted for purchase and payment (the date of such notification, the “Early Settlement Date”) pursuant to the Offer all of the Notes validly tendered on or prior to 5:00 p.m., New York City time, on Tuesday, July 31, 2007 pursuant to the Statement and any amendments, modifications or supplements thereto, then automatically (without further act by any person), with respect to the Notes:

(a) The following provisions of the Indenture shall be deleted in their entirety and each replaced with “Intentionally Omitted,” and the Company shall be released from its obligations thereunder:

•	Section 3.2—SEC Reports;

•	Section 3.3—Limitation on Indebtedness;

•	Section 3.4—Limitation on Restricted Payments;

•	Section 3.5—Limitation on Liens;

•	Section 3.7—Limitation on Restrictions on Distributions from Restricted Subsidiaries;

•	Section 3.9—Limitation of Transactions with Affiliates;

•	Section 3.11—Future Subsidiary Guarantors;

•	Section 3.12—Limitation on Lines of Business;

•	Section 3.13—Payments for Consent;

•	Section 3.14—Limitation on Sale of Capital Stock of Restricted Subsidiaries;

•	Section 3.19—Payment of Taxes and Other Claims;

•	Section 3.20—Maintenance of Properties;

•	Section 3.21—Compliance with Laws; and

•	Section 4.1—Merger and Consolidation.

Failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.

(b) Section 3.15 of the Indenture shall be amended by deleting the language “Sections 3.3, 3.4, 3.7, 3.8, 3.9, 3.14 and 4.1(iii)” appearing at the end of the first sentence of that section and replaced with “Section 3.8.”

(c) Sections 6.1(3), (6), (7), (8) and (9) of the Indenture shall be deleted in their entirety and each replaced with “Intentionally Omitted,” and such occurrences shall no longer constitute Events of Default.

(d) Section 6.1(4) of the Indenture shall be deleted in its entirety and replaced with: “failure by the Company to comply for 30 days after notice with any of its obligations pursuant to Sections 3.6, 3.8 and 3.10 (in each case, other than a failure to purchase Notes which shall constitute an Event of Default under clause (2) above);”.

(e) All definitions set forth in Section 1.1 of the Indenture that relate to defined terms used solely in sections deleted hereby shall be deleted in their entirety.

Section 1.2. Deletion of Form of Supplemental Indenture. On the Early Settlement Date, Exhibit D to the Indenture shall be deleted in its entirety.

ARTICLE II

MISCELLANEOUS

Section 2.1. Instruments To Be Read Together. This Supplemental Indenture is executed as, and shall constitute, an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

Section 2.2. Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.3. Terms Defined. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 2.4. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of

1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by said Act shall control.

Section 2.5. Headings. The headings of the Articles and Sections of this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 2.6. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.7. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.8. Effectiveness; Termination. The provisions of this Supplemental Indenture will take effect immediately upon its execution by the Trustee in accordance with the provisions of Sections 9.2 and 9.6 of the Indenture; provided, however, that the amendments to the Indenture set forth in Sections 1.1 and 1.2 of this Supplemental Indenture shall become operative as specified therein. Prior to the Early Settlement Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee.

Section 2.9. Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.10. Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

K2 INC.

By:	/s/ Dudley W. Mendenhall
Name:	Dudley W. Mendenhall
Title:	Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

SUBSIDIARY GUARANTORS

SEASTRIKER, INC.
PENN INTERNATIONAL, LLC
PENN ACQUISITION CORPORATION
PENN FISHING TACKLE MFG. CO. RODCO, INC.
HEGINS PRECISION CORP.
PENN TRADING LIMITED
JT SPORTS LLC
EX OFFICIO LLC
EARTH PRODUCTS INC.
K2 LICENSED PRODUCTS, INC.
RAWLINGS SPORTING GOODS COMPANY
SEVCA, LLC

By:	/s/ Dudley W. Mendenhall
Name:	Dudley W. Mendenhall
Title:	Chief Financial Officer

STEARNS INC.
K2 CORPORATION OF CANADA
RAWLINGS CANADA INCORPORATED
MARKER VOLKL USA INC.
SPORTS RECREATION COMPANY LTD.
EX OFFICIO INTERNET COMPANY, LLC
MARMOT MOUNTAIN LLC
MIKEN SPORTS, LLC
K-2 INTERNET COMPANY, LLC

By:	/s/ Dudley W. Mendenhall
Name:	Dudley W. Mendenhall
Title:	Senior Vice President - Finance

SHAKESPEARE COMPANY, LLC
K2 MERCHANDISING, INC.
K2 SNOWSHOES, INC.
SHAKESPEARE ALL STAR ACQUISITION LLC

By:	/s/ Monte H. Baier
Name:	Monte H. Baier
Title:	Vice President and General Counsel

SHAKESPEARE CONDUCTIVE FIBERS, LLC
SHAKESPEARE INDUSTRIES, INC.
SITCA CORPORATION
SMCA, INC.

By:	/s/ J. Wayne Merck
Name:	J. Wayne Merck
Title:	Authorized Signatory

K-2 CORPORATION
K-2 INTERNATIONAL, INC.
KATIN, INC.
MORROW SNOWBOARDS, INC.
RIDE, INC.
RIDE SNOWBOARD COMPANY

By:	/s/ J. Wayne Merck
Name:	J. Wayne Merck
Title:	Authorized Signatory

SHAKESPEARE COMPANY (UK) LIMITED
SHAKESPEARE INTERNATIONAL LIMITED
SHAKESPEARE MONOFILAMENT UK LIMITED

By:	/s/ J. Wayne Merck
Name:	J. Wayne Merck
Title:	Authorized Signatory